TRACTOR SUPPLY COMPANY REPORTS RECORD SECOND QUARTER 2010 RESULTS
~ Second Quarter Earnings per Share Increase 36.7% to $2.05 vs. $1.50 ~
~ Second Quarter Sales Increase 12.6% and Same-Store Sales Increased by 6.1% ~

Brentwood, Tennessee, July 21, 2010 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended June 26, 2010.

Second Quarter Results
Net sales increased 12.6% to $1.07 billion from $946.5 million in the prior year’s second quarter.  Same-store sales increased 6.1% compared with a 2.7% decrease in the prior-year period.  This same-store sales increase was broad-based and driven by continued strong results in core consumable categories, including animal and pet-related products, as well as agricultural and seasonal products, including outdoor power equipment.

Gross margin increased 18.7% to $358.8 million, or 33.7% of sales, compared to $302.2 million, or 31.9% of sales, in the prior year’s second quarter.  The improvement in gross margin is primarily due to expanded direct product margin, continued improvements in shrink and a decrease in the LIFO charge. The direct margin improvement resulted from strategic sourcing and more effective pricing and markdown management.

Selling, general and administrative expenses, including depreciation and amortization, improved to 22.2% of sales for the second quarter compared to 22.6% of sales in the prior year’s second quarter.  This 40-basis point improvement as a percent of sales was primarily due to sales growth and expense control.

Net income for the quarter was $76.5 million, or $2.05 per diluted share, compared to $54.8 million, or $1.50 per diluted share, in the prior year’s second quarter.

The Company opened 19 new stores in the quarter compared to 13 new store openings in the prior year’s second quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are pleased that our record results for the quarter far exceeded expectations, as we announced earlier this month.  We achieved substantial sales and earnings growth as well as gross margin expansion and expense leverage. Through strategic inventory planning, allocation and management, we were prepared and able to capitalize on favorable weather patterns while supporting strong demand for seasonal merchandise. We continued to leverage our operating performance and financial foundation to drive shareholder value.”

First Six Months Results
For the first six months of 2010, net sales increased 11.3% to $1.78 billion from $1.60 billion in the first six months of 2009.  Same-store sales increased 4.7% compared to flat in the first six months of 2009.  Gross margin increased 16.8% to $587.7 million, or 33.1% of sales, compared to $503.2 million, or 31.5% of sales, in the first six months of 2009.

Selling, general and administrative expenses, including depreciation and amortization, increased 9.0% to $450.9 million, or 25.4% of sales, compared to $413.8 million, or 25.9% of sales, for the first six months of 2009.

Net income for the first six months of 2010 was $85.8 million, or $2.31 per diluted share, compared to net income of $55.2 million, or $1.51 per diluted share, for the first six months of 2009.

During the first six months of 2010, the Company opened 38 new stores and closed one store compared to 41 new store openings, one relocation and one closure during the first six months of 2009.

Company Outlook
As reported in the Company’s recent business update release, for fiscal 2010, the Company anticipates net sales to range from $3.49 billion to $3.53 billion, same-store sales to increase 2.5% to 3.5%, and net income to range from $4.00 to $4.10 per diluted share.

Mr. Wright concluded, “Our ability to generate outstanding results consistently demonstrates that Tractor Supply Company is a growth company that is able to succeed in varying economic climates. We have positioned the Company to prosper in a challenging retail environment. At the same time, we believe we will take advantage of any increase in consumer confidence as we continue to benefit from our strategic initiatives.  We look forward to the second half of 2010 and beyond as we remain dedicated to serving our growing niche of customers living the rural lifestyle.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results.  The call will be broadcast simultaneously over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”  The webcast will be archived shortly after the conference call concludes through August 4, 2010.

About Tractor Supply Company
At June 26, 2010, Tractor Supply Company operated 967 stores in 44 states.  The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers.  The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses.  Stores are located in towns outlying major metropolitan markets and in rural communities.  The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware and seasonal products, including lawn and garden power equipment; (3) truck, towing and tool products; (4) work/recreational clothing and footwear for the entire family; (5) maintenance products for agricultural and rural use; and (6) home décor, candy, snack food and toys.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control.  This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods.  These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations.  These factors include general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, potential legal proceedings, management of our information systems, effective tax rate changes and results of examination by taxing authorities and the ability to maintain an effective system of internal control over financial reporting.  Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements.  Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

 (Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 26, 2010		June 27, 2009		June 26, 2010		June 27, 2009

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,065,656	100.0%	$946,504	100.0%	$1,776,573	100.0%	$1,596,675	100.0%
Cost of merchandise sold	706,853	66.3	644,306	68.1	1,188,886	66.9	1,093,441	68.5
Gross margin	358,803	33.7	302,198	31.9	587,687	33.1	503,234	31.5

Selling, general and administrative expenses	219,324	20.6	197,769	20.9	417,134	23.5	381,419	23.9
Depreciation and amortization	17,157	1.6	16,135	1.7	33,811	1.9	32,336	2.0

Income from operations	122,322	11.5	88,294	9.3	136,742	7.7	89,479	5.6
Interest expense, net	241	--	264	--	559	--	678	--

Income before income taxes	122,081	11.5	88,030	9.3	136,183	7.7	88,801	5.6
Income tax expense	45,594	4.3	33,266	3.5	50,388	2.9	33,567	2.1
Net income	76,487	7.2%	54,764	5.8%	85,795	4.8%	55,234	3.5%

Net income per share:
Basic	$2.11		$1.53		$2.37		$1.54
Diluted	$2.05		$1.50		$2.31		$1.51

Weighted average shares outstanding (000’s):
Basic	36,333		35,884		36,244		35,918
Diluted	37,339		36,514		37,169		36,533

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 26, 2010	June 27, 2009*
ASSETS
Current assets:
Cash and cash equivalents	$181,079	$91,845
Short-term investments	15,913	--
Inventories	702,405	644,925
Prepaid expenses and other current assets	40,253	32,499
Deferred income taxes	17,569	7,101
Total current assets	957,219	776,370

Property and equipment, net	372,542	363,895
Goodwill	10,258	10,258
Deferred income taxes	17,833	15,895
Other assets	5,391	5,093

TOTAL ASSETS	$1,363,243	$1,171,511

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$289,538	$294,776
Accrued expenses	110,397	96,491
Current portion of capital lease obligations	344	476
Income taxes payable	51,601	32,673
Total current liabilities	451,880	424,416

Revolving credit loan	--	--
Capital lease obligations	1,238	1,599
Deferred rent	66,385	59,635
Other long-term liabilities	27,355	21,448
Total liabilities	546,858	507,098

Stockholders’ equity:
Common stock	334	328
Additional paid-in capital	212,184	176,953
Treasury stock	(232,900)	(213,775)
Retained earnings	836,767	700,907
Total stockholders’ equity	816,385	664,413

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,363,243	$1,171,511

*Reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	SIX MONTHS ENDED
	June 26, 2010	June 27, 2009*
Cash flows from operating activities:
Net income	$85,795	$55,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,811	32,336
Loss on sale of property and equipment	600	106
Stock compensation expense	6,226	6,126
Deferred income taxes	(6,402)	(7,593)
Change in assets and liabilities:
Inventories	(101,156)	(41,490)
Prepaid expenses and other current assets	2,064	9,409
Accounts payable	16,330	7,948
Accrued expenses	(13,023)	(4,615)
Income taxes payable	43,996	32,673
Other	2,740	6,321

Net cash provided by operating activities	70,981	96,455

Cash flows from investing activities:
Capital expenditures	(36,927)	(34,144)
Proceeds from sale of property and equipment	290	6
Purchases of short-term investments	(15,913)	--

Net cash used in investing activities	(52,550)	(34,138)

Cash flows from financing activities:
Borrowings under revolving credit agreement	253	274,033
Repayments under revolving credit agreement	(253)	(274,033)
Tax benefit of stock options exercised	2,597	999
Principal payments under capital lease obligations	(217)	(272)
Restricted stock units withheld to satisfy tax obligations	(657)	--
Repurchase of common stock	(13,696)	(9,860)
Net proceeds from issuance of common stock	11,937	1,672
Cash dividends paid to stockholders	(10,167)	--

Net cash used in financing activities	(10,203)	(7,461)

Net increase in cash and equivalents	8,228	54,856

Cash and cash equivalents at beginning of period	172,851	36,989

Cash and cash equivalents at end of period	$181,079	$91,845

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$95	$645
Income taxes	8,260	5,745

* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	June 26, 2010	June 27, 2009	June 26, 2010	June 27, 2009
	(Unaudited)		(Unaudited)
Sales Information:
Same-store sales increase (decrease)	6.1%	(2.7)%	4.7%	0.0%
Non-comp sales (% of total sales)	5.8%	7.7%	5.9%	7.7%

Average transaction value	$44.88	$45.04	$42.13	$42.93
Comp average transaction value decrease	(0.7)%	(7.0)%	(2.2)%	(5.0)%
Comp average transaction count increase	6.9%	4.6%	7.1%	5.1%

Store Count Information:
Beginning of period	948	882	930	855
New stores opened	19	13	38	41
Stores closed	--	--	(1)	(1)
End of period	967	895	967	895

Relocated stores	--	--	--	1

Pre-opening costs (000’s)	$1,476	$1,472	$3,669	$4,372

LIFO charge (000’s) (a)	$1,326	$3,703	$3,373	$6,537

Balance Sheet Information:
Average inventory per store (000’s) (b)	$781.9	$775.9	$781.9	$775.9
Inventory turns (annualized)	3.45	3.32	3.05	2.90
Financed inventory (b)	49.1%	53.4%	49.1%	53.4%
Treasury shares:
Shares purchased (000’s)	149	21	222	302
Cost (000’s)	$9,893	$742	$13,696	$9,860

(a)The 2010 LIFO charge is based on a projected annual provision of $6.6 million for fiscal 2010.
(b) Assumes average inventory cost, excluding inventory in transit.